Exhibit 99.1

COMPANY CONTACT

Mark Brugger

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK ANNOUNCES CFO TRANSITION & PROVIDES UPDATE ON FOURTH QUARTER OPERATIONS

BETHESDA, Md., January 8, 2018 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that Sean M. Mahoney, Executive Vice President and Chief Financial Officer, will leave the Company on March 31, 2018 to pursue other opportunities.  The change is not related to any issues involving the Company’s financial results, business practices, internal controls or financial reporting.  The Company has disclosed information about Mr. Mahoney’s departure in a Form 8-K filed with the Securities and Exchange Commission today.

DiamondRock has engaged Spencer Stuart to conduct a nationwide search for a successor.

“The Board and I thank Sean for all his contributions to DiamondRock since he joined us in 2004, and we wish him the best as he pursues the next chapter in his career,” said Mark W. Brugger, DiamondRock’s President and Chief Executive Officer.  “Our business continues to perform well and operations finished the year with a very strong fourth quarter.  The combination of DiamondRock’s high quality hotel portfolio, intense asset management focus and fortress balance sheet position it well to drive value for our shareholders in 2018 and beyond.”

Mr. Mahoney commented, “It has been a pleasure to work at DiamondRock for the last 13 years and I am incredibly proud of our team’s many accomplishments. After thoughtful consideration, I have decided it is time to pursue new business opportunities.  I wish the Company and my colleagues all the best for the future and know the Company is in good hands. I am confident in the team’s ability to drive value at DiamondRock going forward.”

The Company’s portfolio is performing at the top end of internal expectations due to its favorable market concentration and aggressive asset management. The Company currently expects fourth quarter RevPAR growth to come in just under the high end of its implied guidance of 4.0%. Additionally, the Company expects to recognize between $4 million and $5 million of business interruption insurance income related to recent natural disasters in the fourth quarter. This income was not included in the Company’s guidance provided on its third quarter earnings call.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company, as of the date herein, owns 28 premium quality hotels with over 9,600 rooms. The Company has strategically positioned its hotels to be operated both under leading global brands such as Hilton, Marriott, and Westin and boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.